Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Announces Changes at Self-Insured Group Management Subsidiary

Hamilton, Bermuda, Feb 20, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — CRM Holdings, Ltd. (Nasdaq: CRMH) (“CRM”), a leading provider of a full range of products and services for the workers’ compensation insurance industry, today announced changes in its group self insurance subsidiary, Compensation Risk Managers, LLC.

In response to changes in market and business conditions that have reduced the volume of business in group self-insured trusts in its New York market, CRM recently implemented a series of cost cutting and realignment measures. These measures are intended to ensure the organization is focused on its customers, is right-sized in view of these changing market conditions and is better positioned for strong future growth.

The actions being taken reflect the results of an internal assessment of CRM’s fee-based segment and better align the resources of the organization with the best opportunities in the workers’ compensation marketplace. The realignment has resulted in the elimination of 34 positions at Compensation Risk Managers’ headquarters in Poughkeepsie and the transfer of 6 positions to the Company’s Majestic Insurance Company subsidiary. The actions are expected to yield annualized pre-tax expense savings of approximately $2.2 million.

“The adjustments that we have made align our resources with the current needs of our New York fee-based business,” said Daniel G. Hickey Jr., Chairman and Chief Executive Officer of CRM Holdings. “Although staffing reductions are never pleasant, this is a necessary step to further strengthen our existing platform of insurance offerings. We expect the changes to enhance the profitability and competitiveness of our operations overall, and we are committed to that end.”

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include providing fee-based management and other services to workers’ compensation self-insured groups and, beginning in November 2006, the offering of a primary workers’ compensation insurance product. The Company provides its fee-based management services to self-insured groups in New York and California. It provides its primary workers’ compensation insurance coverage primarily to employers in California but also has active operations in Alaska, Arizona, Nevada, Oregon, Washington, New Jersey and, starting on October 1, 2007, New York. CRM is also a provider of reinsurance and excess workers’ compensation coverage to the self-insured groups it manages as well as other qualified self-insured entities. Further information can be found on the CRM website at http://www.CRMHoldingsLtd.bm.

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Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA 90024
(310) 231-8600, ext. 117

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